EXHIBIT 15

Southwestern Public Service Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed interim financial information of Southwestern Public Service Company and subsidiaries for the periods ended November 30, 1995 and 1994, as indicated in our report dated January 12, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 30, 1995, is incorporated by reference in Amendment No. 1 to Registration Statement No. 33-53171 on Form S-3, Registration Statement No. 33-27452 on Form S-8, and Registration Statement No. 33-64951 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche LLP

January 12, 1996
Dallas, Texas